Exhibit 99.1

COMPANY CONTACT:	Pat Brown	FOR IMMEDIATE RELEASE
	Cooper Tire & Rubber Company 419.424.4370	Aug. 3, 2006
THOMAS A. DATTILO RESIGNS AS CHAIRMAN, PRESIDENT AND CEO OF
COOPER TIRE & RUBBER COMPANY TO PURSUE ANOTHER OPPORTUNITY
Byron O. Pond Will Serve as Interim CEO During Search for Permanent Replacement
Findlay, Ohio, Aug. 3, 2006 – The board of directors of Cooper Tire & Rubber Company (NYSE: CTB) announced that it has accepted the resignation of chairman, president and chief executive officer Thomas A. Dattilo, who is leaving to pursue another opportunity.
Byron O. Pond, a member of Cooper’s board of directors since 1998, has been elected interim chief executive officer and will serve in that capacity while a permanent successor is chosen. Mr. Pond will join two other directors, Arthur Aronson and John Shuey, in an Office of the Chairman, which will oversee governance of the company during the search process.
In making this announcement, the company’s board of directors made the following statement: “We appreciate Thomas Dattilo’s service to the company. Under Mr. Dattilo’s stewardship, the company experienced revenue growth worldwide and expanded aggressively into China through the acquisition of Chengshang Tire Company, Ltd. and a greenfield joint venture with Kenda Rubber Industrial Co., Ltd. We wish him only the best.
“We are committed to finding a permanent successor who will continue to implement the Company’s strategy and work aggressively to improve operating margins through profitable growth, cost improvement and exceptional customer service. We believe this will lead to the realization of the board’s priority of enhancing shareholder value.”

John Holland will serve as chair of the board’s search committee. The board said that the search will be focused on candidates with proven track records in the automotive or other durable goods industries and sound operating experience in managing growth and cost in a global corporation. The board said it has engaged the executive search firm of Spencer Stuart to assist in the search process, and will conduct a thorough but expeditious search that will result in securing the best possible candidate.
Mr. Pond retired in 1999 from Arvin Industries, where he served as CEO, and in a post-retirement role most recently served as CEO of Amcast Industrial Corporation. He has also served as CEO of Maremont Corporation.
The board noted that “we are fortunate to have secured Byron Pond’s agreement to serve in the role of interim CEO. He is a proven senior manager who has extensive experience in automotive replacement and OEM markets. We are confident that Mr. Pond has an excellent understanding of what has to be accomplished during this interim period, and he will have the support of a strong management team.
“We have reviewed and approved Mr. Pond’s operating plan and the Company’s management priorities for the next several months. The operating focus and initiatives to be implemented will provide an excellent bridge to the appointment of a permanent CEO.”
Company Description
Cooper Tire & Rubber Company (NYSE: CTB) is a global company that specializes in the design, manufacture, marketing and sales of passenger car, light truck, medium truck tires and subsidiaries that specialize in motorcycle and racing tires, as well as tread rubber and related equipment for the retread industry. With headquarters in Findlay, Ohio, Cooper has 59 manufacturing, sales, distribution, technical and design facilities within its family of companies located around the world. For more information, visit Cooper’s web site at: www.coopertire.com.
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